EXHIBIT 10.10

ZIONS BANCORPORATION

RESTATED DEFERRED COMPENSATION PLAN

Restated and Revised Effective as of January 1, 2004

ZIONS BANCORPORATION

RESTATED AND REVISED DEFERRED COMPENSATION PLAN

(Effective January 1, 2004)

ARTICLE I

INTRODUCTION

1.1 Restatement of Existing Plan Zions Bancorporation previously established the Zions Bancorporation Deferred Compensation Plan effective as of January 1, 2001, which Plan was restated in its entirety effective January 1, 2003 (“Prior Plan”). By this document the Prior Plan is restated and revised to read as set forth hereafter.

1.2 Purpose of Plan Zions Bancorporation has established this Plan as a continuation of the prior Plan to provide select employees with the opportunity to defer the receipt of compensation and a vehicle through which to do so. Zions Bancorporation intends to maintain the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

1.3 Combined Plans and Successor Plan With the prior restatement effective January 1, 2003, Zions Bancorporation combined and merged certain plans which provided for deferred compensation. The plans which were combined and merged into the Prior Plan (and jointly referred to hereafter as the “Merged Plans”) are:

Zions Bancorporation Deferred Compensation Plan for Value-Sharing Participants

Zions Bancorporation Executive Management Plan (“SERP”)

Grossmont Bank Deferred Compensation Plan for Key Employees

With this restatement and revision those portions of the Merged Plans which provided for continuing contributions from the Company (as hereafter defined) and which were preserved in the Prior Plan (including all related benefits and liabilities) are transferred to the Zions Bancorporation Excess Benefit Plan, which plan has been created by the Company for that purpose. From and after the Effective Date no further benefits attributable to Company contributions shall be available from or shall accrue under this Plan. All benefits previously provided under the Prior Plan and attributable to Company contributions shall only be payable by and available from the Zions Bancorporation Excess Benefit Plan according to its terms, regardless of the time or manner such benefits may have been previously payable under the Merged Plans or the Prior Plan.

ARTICLE II

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Base Salary means (i) the employee’s base salary paid for each payroll period, including any periodic payment which constitutes a draw or advance against future potential commission payments, and (ii) in the case of an employee whose compensation from the Company contains a commission element, the amount of the commission as paid, excluding any draw or advance received, and without regard to any Bonus(es) or other additional amount(s) paid or payable to the employee.

2.2 Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be signed by the Participant and delivered to the Committee on a form specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.3 Board means the Board of Directors of the Company.

2.4 Bonus means any periodic or non-periodic payment to the Participant which is not part of the Participant’s Base Salary, including incentive pay, discretionary bonuses and any amount denominated and paid by the Company as a value sharing payment, and which is not otherwise excluded from the definition of Compensation contained in this Plan. For purposes of this Section “discretionary bonus” means any one time annual payment (typically paid in February of each year) and not included in any incentive plan, “incentive pay” means any payment (excluding commissions) made to compensate for meeting established goals or production levels set forth in documented performance plans and value sharing payments means monies paid according to long term based (more than one year) plans.

2.5 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6 Committee means the Zions Bancorporation Benefits Committee. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.7 Company means Zions Bancorporation, any successor of Zions Bancorporation, and any subsidiary or affiliate of Zions Bancorporation which elects, with the approval of Zions Bancorporation, to become a participating employer under this Plan. Regardless of the adoption of or participation in this Plan by one or more affiliates of Zions Bancorporation, all rights, duties and responsibilities for operation of this Plan, including all rights reserved to amend, alter, supplement or terminate this Plan, shall remain exclusively with and be exercised solely by the Board of Directors of Zions Bancorporation, unless such rights or duties are specifically allocated or assigned under this Plan to the Committee or by Zions Bancorporation to one or more participating employers.

2.8 Compensation means the employee’s Base Salary, Bonus(es) and any amounts withheld by salary reduction under Code §§125 or 401(k), or under this Plan. Compensation excludes any other form of remuneration paid or payable to an Eligible Employee, such as restricted stock, stock options, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, and any other amounts, whether or not included in an Eligible Employee’s taxable income. Deferral elections under Article III and Company contribution credits under Article IV shall be computed before taking into account any reduction in an Eligible Employee’s Compensation by salary reduction election under Code §§125 or 401(k), or deferral election under this Plan.

2.9 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which Compensation amounts are deferred, and net income (or losses) thereon, are credited under this Plan. The Participant’s Deferral Account shall also include and credit all amounts previously credited to the Participant under any of the Merged Plans in which the Participant had a credit amount as of the day before the Effective Date, as well as all amounts credited under the Prior Plan on the day before the Effective Date, but only to the extent such amounts are attributable to deferrals under a Deferred Compensation Agreement or similar arrangement provided in a Merged Plan.

2.10 Deferred Compensation Agreement means an agreement described in Section 3.4 and entered into by a Participant and the Company to reduce the Participant’s Compensation for a specified period and to contribute such amounts to the Plan, in accordance with Article III.

2.11 Disability means “disability” (or similar term) as defined in the Company’s long-term disability program and which results in payments to the Participant under such program.

2.12 Effective Date means January 1, 2004, the date this Plan, as restated and revised, shall be effective. The original effective date of the Plan is January 1, 2001.

2.12 Eligible Employee means a common law employee of the Company who:

(a)	on the day before the Effective Date was a participant in this Plan; or

(b)	has or is projected to have Compensation in excess of $90,000 for the Plan Year commencing on the Effective Date and for any Plan Year thereafter (or such greater dollar amount as determined and announced by the Committee from year to year); and

(c)	having satisfied (a) or (b), is identified by the Committee and designated as eligible to participate in the Plan;

For purposes of determining as of any given date whether the Eligible Employee’s Compensation will satisfy (b) above, the Committee may project the Eligible Employee’s current rate of Compensation on a Plan Year basis. The Committee may adjust the dollar amount in (b) above from year to year consistent with any index selected by the Committee for this purpose, without further written amendment to this Plan. Except as otherwise provided in Section 3.1 (concerning an individual who ceases to be an Eligible Employee) and Section 3.3 (concerning an individual who first becomes an Eligible Employee on or after the first day of a Plan Year), an individual’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of the Plan Year. An individual’s status who becomes an Eligible Employee on or after the first day of a Plan Year but prior to the next calendar quarter shall be determined prior to that calendar quarter. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14 Excess Benefit Plan means the Zions Bancorporation Excess Benefit Plan, which plan has been created by the Company effective January 1, 2004, as the partial successor to the Merged Plans for the sole purpose of providing benefits to certain Employees which are determined through the Merged Plans, but through means other than deferral of Compensation under a Deferred Compensation Agreement.

2.15 Hardship means an unforeseeable and unanticipated emergency which is caused by an event beyond the control of the Participant or Beneficiary, and which would result in severe financial hardship to the Participant or Beneficiary if a distribution or revocation of a deferral election were not permitted. Hardship conditions will be evaluated in accordance with the terms of Treasury Regulations Section 1.457-2(h)(4). The Committee will have sole discretion to determine whether a Hardship condition exists and the Committee’s determination will be final.

A Participant must submit a written request for a Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify the Hardship condition and the severe financial need; and (ii) state whether the Participant requests a withdrawal of all or a portion of his Deferral Account to meet the severe financial need. The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Compensation amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Compensation for the remainder of the Plan Year in which a Hardship is approved by the Committee.

2.16 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.17 Investment Options means the investments designated by the Committee as the basis for determining the earnings return to be allocated to Participants’ Deferral Accounts. The Committee may change Investment Options at such times as it deems appropriate.

2.18 Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer Compensation pursuant to Section 3.2.

2.19 Plan means the Zions Bancorporation Restated Deferred Compensation Plan, as set forth in this document, as amended from time to time.

2.20 Plan Year means the Company’s fiscal year, beginning January 1 and ending December 31.

2.21 Retirement Age means, while employed by the Company, attainment of age 55 with 10 Years of Service (“Early Retirement Age”), or attainment of age 65, without regard to Years of Service.

2.22 Year of Service means, with respect to a Participant, a calendar year during which the Eligible Employee was in full time employment with the Company for the entire year. Full time employment shall be determined according to the rules adopted and utilized by the Company to classify full time employees.

ARTICLE III

PARTICIPATION

3.1 Eligibility An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee satisfies the definition of Eligible Employee in this Plan, is selected by the Committee to participate and is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year shall continue to participate in the Plan with respect to any Deferred Compensation Agreements in effect for the Plan Year, but shall terminate participation as of the end of the Plan Year. The Participant shall not be permitted to enter into any new Deferred Compensation Agreements with the Company unless and until the individual again becomes an Eligible Employee.

3.2 Participation An Eligible Employee who participates in the Plan may elect to defer the receipt of compensation earned by the Eligible Employee by executing an agreement as described in Section 3.4. The Eligible Employee shall make the election in accordance with Section 3.3. The Company shall withhold amounts deferred by the Participant in accordance with this election. The Participant’s deferred amounts shall be credited to the Deferral Account as provided in Article V and distributed in accordance with Article VI. An election to defer receipt of Compensation shall continue in effect for a given Plan Year unless the Participant separates from employment.

3.3 Election Procedure An election to defer Compensation under an agreement described in Section 3.4 is made by executing a Deferred Compensation Agreement on the form and in the manner prescribed by the Committee. The Agreement must be properly completed, signed and delivered to the Company prior to the first day of the Plan Year for which Compensation shall be earned, provided however, that an individual who becomes an Eligible Employee for the first time on or after the first day of a Plan Year but prior to the first day of any calendar quarter during the Plan Year shall be permitted to make an election to defer Compensation that will be earned on and after the first day of the next applicable calendar quarter and for the remainder of the Plan Year by executing a Deferred Compensation Agreement prior to that date. In order to commence participation on the first day of a calendar quarter during the Plan Year the Deferred Compensation Agreement must be executed by the Eligible Employee and submitted to the Company no later than the 20th day of the month immediately preceding the start of the calendar quarter.

3.4 Deferred Compensation Agreement A Deferred Compensation Agreement shall remain in effect for the Plan Year and for all subsequent Plan years until amended or revoked by the Participant or terminated by the Company as provided in Section 3.5. The Deferred Compensation Agreement shall apply to all Compensation as defined in Section 2.8 and earned after the date on which the Agreement is effective. The Agreement shall define the amount of Compensation that shall be deferred for the Plan Year, and for all subsequent Plan Years (except as it may be amended under Section 3.5). The Agreement may permit the Participant to elect different deferral amounts for Base Salary and various Bonus components, such as discretionary bonuses, incentive pay and long-term based bonuses (value sharing bonuses) payable to the Eligible Employee for the Plan Year, subject to the following:

(a)	Base Salary. A Participant shall be permitted to defer a maximum of fifty (50%) of Base Salary earned in a Plan Year. In the case of a Participant whose Base Salary contains a commission element, the Participant shall be permitted to defer a maximum of fifty percent (50%) of all commissions earned in the Plan Year.

(b)	Bonus. A participant shall be permitted to defer a maximum of one hundred (100%) of all amounts otherwise includible as Bonus pay (as defined in Section 2.4) with respect to a Plan Year.

(c)	No Minimum Deferral. There shall be no minimum deferral percentage which may be elected by an Eligible Employee, whether applicable to Base Salary, Bonus or both. Nevertheless, the Committee may, in its discretion, establish without further written amendment to this Plan a minimum deferral percentage amount, incremental deferral percentage or minimum dollar amount applicable to Base Salary or Bonus(es) for any given Plan Year.

(d)	Hardship Withdrawal Request. All deferrals by an Eligible Employee for the remainder of the Plan Year shall cease in the event the Committee approves a request of the Eligible Employee for a Hardship withdrawal for that Plan Year. No cessation of deferrals shall affect any limit established pursuant to Section 3.4(c) above, and no deferral amounts so reduced or not made shall be required to be made in addition to any future deferrals that are not affected by the Hardship request. This rule shall also apply in the same manner if the hardship withdrawal is made by the Eligible Employee from the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan.

3.5 Irrevocable Election A Participant’s Deferred Compensation Agreement for a given Plan Year cannot be amended by the Participant and, except as provided in Section 3.4(d) and this Section 3.5, is irrevocable. A Participant shall be permitted, prior to the commencement of each subsequent Plan Year following execution of the Deferred Compensation Agreement, to amend the deferral amount applicable to the Participant’s Compensation or to revoke the Deferred Compensation Agreement entirely. The amendment or revocation shall be effective only as of the first day of the next following Plan Year and shall be accomplished by execution of a new Deferred Compensation Agreement, which shall supersede all previously executed Agreements. The Company reserves the right to modify any Deferred Compensation Agreement to reflect a change in Plan provisions or for administrative convenience.

A Participant’s election to defer Compensation under the Deferred Compensation Agreement shall become null and void upon the Participant’s termination from employment with the Company, and no Compensation that may be payable after the Participant terminates from employment with the Company and otherwise would be subject to such Agreements shall be deferred under this Plan.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 No Company Contributions The Company shall not make or credit any contributions to the Plan beyond the amounts determined under each Participant’s Deferral Compensation Agreement.

4.2 Vesting A Participant’s interest in the amounts in his or her Deferral Account attributable to (i) Compensation deferred pursuant to Sections 3.2 through 3.4 of the Plan and (ii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.5, shall be at all times fully vested and nonforfeitable. Notwithstanding the foregoing, all amounts in a Participant’s Deferral Account, including earnings thereon, shall be subject to the vesting and forfeiture provisions outlined hereafter:

The amounts described in the Participant’s Deferral Account, including earnings thereon, shall be subject to immediate forfeiture and loss (without regard to prior vested status or whether payment of such amounts has commenced under Article 6) if any of the following events occurs:

(a)	the Company terminates the Participant’s employment for any act of willful malfeasance, gross misconduct or gross negligence in the performance of his or her duties; or

(b)	the Participant enters into competition with the Company without the prior written permission of the Board of Zions Bancorporation.

ARTICLE V

PARTICIPANT ACCOUNT BALANCES

5.1 Establishment of Accounts The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Deferral Account on behalf of each Participant. Contributions and net income (or losses) will be credited to each Deferral Account in accordance with the provision of this Article.

5.2 Bookkeeping Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Deferred Compensation The Committee will credit to a Participant’s Deferral Account any amount deferred by the Participant as soon as practicable following the pay period to which such amount would have been paid to the Participant absent a Deferred Compensation Agreement.

5.4 Establishment of Investment Options The Committee, in its sole discretion, will establish one or more Investment Options which will be maintained for the purpose of determining the amount of investment earnings to be credited to a Participant’s Deferral Account. The Committee may change from time to time the number, identity or composition of the Investment Options or discontinue the availability of any Investment Option. The Investment Options will reflect investment choices which are available in the marketplace for self directed accounts in retirement plans and may be (but need not be) the same investment choices available through any qualified retirement plan sponsored by the Company.

Pursuant to rules adopted by the Committee each Participant will indicate the Investment Options to which contributions under Section 5.3 and any existing Deferral Account balances shall be deemed credited. Investment Option elections of Participants must be made in whole percentage increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Option at any time and in such manner as the Committee shall specify. Each Participant shall be provided from time to time with the earnings “results” from the selected Investment Options. The Company’s liability to the Participant for amounts in the Deferred Compensation Account will include gains and losses attributed to the Investment Options selected by the Participant.

5.5 Crediting Investment Results A Participant’s Deferral Account balance will be credited with the earnings of the Investment Options selected by the Participant and will be increased or decreased to reflect investment results, as they occur. While the credited investment return to the Participant’s Deferral Account is intended to reflect the actual performance of the Investment Options, net of any investment or management fees, in which the Participant is deemed invested, nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular Investment Option or any other fund, whether or not the fund is one of the Investment Options available for selection by Participants in the Plan.

5.6 Notification to Participants The Committee shall notify each Participant with respect to the status of the Participant’s Deferral Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Deferral Account at any time will equal or exceed the amount previously allocated or contributed thereto.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Distribution Upon Separation from Employment or Attainment of Retirement Age A Participant who separates from employment with the Company, whether before or after attaining Retirement Age shall receive his vested Deferral Account at the time and in the manner elected by the Participant. An election regarding the time and manner of payment of the Participant’s Deferral Account balance (including all future years’ contributions) shall be made at the time the Participant first commences participation in the Plan and may be amended thereafter at the election of the Participant, provided that any amendment will only be valid if made concurrent with the Participant’s most recent election to defer Compensation under Section 3.3 or concurrent with the Participant’s amendment of his or her Deferred Compensation Agreement under Section 3.5. An election in any subsequent Deferred Compensation Agreement regarding the time and manner of payment of the Participant’s Deferral Account which alters a prior election shall supersede the prior election but only if made at least twelve (12) months prior to commencement of any distribution to which the amended election would apply. The amended election shall apply to all amounts in the Participant’s Deferral Account which have accrued and continue to accrue in the Deferral Account until altered by a later election providing for a different time or manner of payment.

(a)	Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) on the January 1st immediately following the date of separation from employment, unless a later date has been specified by the Participant in the manner provided herein. Payment cannot commence prior to January 1st unless specifically approved by the Committee following petition to the Committee for earlier commencement submitted by the Participant.

(b)	Manner of Payment. A Participant’s vested Deferral Account will be paid in a lump sum cash payment, or if the Participant has elected to receive payments in substantially equal monthly installments, then over a period of five (5), ten (10), fifteen (15) or twenty (20) years, as elected. If no election has been made by the Participant, the Deferral Account will be paid in substantially equal monthly installments over a period of five (5) years. For this purpose the amount of each equal monthly installment for any calendar year shall be determined and adjusted annually by dividing the amount in the Participant’s Deferral Account as of the preceding December 31 by the number of monthly installments remaining. The final installment payment shall be the remaining balance in the Participant’s Deferral Account on the date the payment is made.

(c)	Value of Deferred Account Balance. The value of a Participant’s Deferral Account to be distributed shall be determined as of the date a payment is made, and shall be charged with distributions and adjusted for gains and losses, through such date.

(d)	Calculation of Installment Amounts. To the extent payment shall be made in installments, the amount of the monthly installments for a particular calendar year shall be determined by valuing the Participant’s Deferral Account as of the last day of the previous year and dividing by the number of annual installments remaining to be paid. Future installments shall be determined each subsequent calendar year in the same manner and shall be adjusted to take into account the value of the Participant’s Deferral Account as of the end of each previous calendar year and the number of remaining months over which the installments payments are to be made. In the final calendar year (or in any earlier calendar year, if applicable) installment payments shall be adjusted to reflect any earnings or losses on the Participant’s Deferral Account in the year of payment, if the effect of continuing payments would be to exhaust the Participant’s Deferral Account prior to final payment. Any excess in the Participant’s Deferral Account at the final payment shall be made with the final payment.

6.2 Distribution of Small Accounts Upon Separation of Employment A Participant who separates from employment with the Company for any reason and who, at the time of separation has a balance in his or her Deferral Account which is less than Fifty Thousand Dollars ($50,000.00) shall receive the amounts credited to his Deferral Account in a lump sum cash payment only, commencing as soon as administratively feasible following the next January 1st, without regard to any later deferral election. For purposes of this Section 6.2, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through that date.

6.3 Distribution Upon Death In the event a Participant dies prior to receiving all of his or her vested Deferral Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Deferral Account in the form of lump sum cash payment no later than one hundred twenty (120) days after the Participant dies and the Committee is provided with written proof of the Participant’s death. For purposes of this Section 6.3, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date and, in the case of a Participant who dies while employed with the Company, any deferred amounts that would have been credited to the account if the Participant had continued employment with the Company through such date.

6.4 Distribution in the Event of Hardship Prior to a distribution under Sections 6.1 or 6.3, payment of all or a portion of a Participant’s vested Deferral Account may be made only subject to the rules of Section 6.5 or in the event of Hardship. The amount of any Hardship distribution will not exceed the amount required to meet the Hardship, including any taxes or penalties due on the distribution. A Hardship distribution shall be made in a single sum cash payment as soon as practicable after the Committee approves the Hardship withdrawal request.

6.5 Unscheduled Distributions A Participant shall be entitled to receive a distribution from the Participant’s Deferral Account at any time (an “Unscheduled Distribution”), subject to all of the following rules and limitations:

(a)	A Participant may receive no more than one (1) Unscheduled Distribution in any Plan Year.

(b)	The Unscheduled Distribution amount shall not include any amounts deferred by the Participant during the same Plan Year in which the Unscheduled Distribution occurs.

(c)	The Unscheduled Distribution amount shall equal ninety percent (90%) of the amount requested by the Participant. The remaining ten percent (10%) of the amount requested shall be permanently forfeited from the Participant’s Deferral Account at the time the Unscheduled Distribution is made and shall no longer be available for distribution to the Participant from the Plan.

(d)	The Participant shall not be permitted to make further deferrals to the Plan prior to the expiration of twelve (12) months from the date of the Unscheduled Distribution. Following the twelve month period the Participant shall be treated as newly eligible under Article III and shall be eligible to execute a new deferral agreement as provided in Section 3.3.

6.6 Cash Payments Only All distributions under the Plan will be made in cash by check.

6.7 Disability For the purposes of Sections 6.2 and 6.3, in the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant first becomes eligible for benefits under the Company’s long-term disability plan as then in effect.

6.8 Separation From Employment An Employee or Participant shall incur a separation from employment due to the voluntary or involuntary resignation or discharge from his or her position with the Company, or his or her death, retirement, failure to return to active work at the end of an authorized leave of absence or the authorized extension(s) thereof, or upon the happening of any other event or circumstance which, under the then current policy of the Company results in the cessation of the employer-employee relationship. Separation from employment shall not be deemed to occur merely because of a transfer of employment between participating employers who are affiliated with the Company.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Plan Administrator This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Amendment or Termination To the extent permitted under this Plan or authorized by the Board of Directors of Zions Bancorporation, the Committee may amend any provision of this Plan at any time and for any reason. Only the Board of Directors of Zions Bancorporation may terminate the Plan in its entirety. No amendment or termination of the Plan will reduce any Participant’s Deferral Account balance as of the effective date of such amendment or termination. Upon termination of the Plan in its entirety, each Participant’s Deferral Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI.

7.3 Administration of the Plan The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.4 Indemnification The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5 Claims Procedure A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within sixty (60) days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended to a one hundred twenty (120)-day period.

7.6 Limitations of Actions on Claims. The delivery to the Participant of the final decision of the Committee with respect to a claim for benefits which has been reviewed and considered under the appeal procedures of Section 7.5 shall commence the period during which the Participant may bring legal action for judicial review of the Committee’s decision. No civil action with respect to the claim for benefits or the subject matter thereof may be commenced by the Participant, whether such action is pursued through litigation, arbitration or otherwise, prior to the completion of the claims and claims review process set forth in Section 7.5, nor following the expiration of two (2) years from the date of delivery of the final decision of the Committee to the Participant under Section 7.5.

ARTICLE VIII

MISCELLANEOUS

8.1 Trust for Deferral Accounts The Committee shall determine the amounts it deems necessary or appropriate to satisfy the Company’s obligation to pay the Deferral Accounts at the appropriate time to Participants and Beneficiaries. Such amounts shall be held in a trust established by the Company for this purpose with a trustee selected by the Committee. The trust shall be an asset of the Company and shall be earmarked to pay benefits under the terms of the Plan.

The trust shall provide that its assets may not be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company or the trust with respect to the payment of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

8.2 Non-alienation No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law. Such rights shall not extend to the recognition of any order which attempts to divide, alienate or otherwise execute or levy on any Deferral Account and which is issued in connection with or as a result of any domestic relations proceeding, no matter the nature of or basis for the order. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3 Limitation of Rights Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.4 Governing Law To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this Zions Bancorporation Deferred Compensation Plan as of the 11th day of May, 2004.

ZIONS BANCORPORATION BENEFITS COMMITTEE, AS AUTHORIZED

By:	/s/ Merrill Wall
Title:	Executive Vice President